PURCHASE AND SALE OF ASSETS AGREEMENT

THIS PURCHASE AND SALE OF ASSETS AGREEMENT (the “Agreement”) is executed and delivered as of April __, 2008, among Market & Research Corp. (f/k/a Cable & Co Worldwide, Inc.), a Delaware corporation (“Buyer”) having its principal place of business in Connecticut; and Precision Opinion, Inc., a Nevada Corporation (“Seller”) having its principal place of business in Nevada; and James Medick, Michael France, and Edward Wilson, being all of the shareholders of Seller (the “Shareholders”).

RECITALS

A. Seller operates a market research and opinion polling business based in Las Vegas, Nevada (the “Business”).

B. Buyer desires to purchase and acquire substantially all of Seller’s assets, properties and contractual rights used in connection with the Business, and Seller desires to sell such assets, properties and contractual rights to Buyer.

C. The Shareholders own all of the issued and outstanding shares of Seller’s capital stock.

D. Buyer is not willing to enter into this Agreement without the representations, warranties and agreements of the Shareholders set forth in this Agreement.

E. The Shareholders desire that Seller sell such assets, properties and contractual rights to Buyer and, to induce Buyer to enter into this Agreement, are willing to make the representations, warranties and agreements set forth in this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms shall have the meanings assigned to them in Exhibit A.

ARTICLE 2

DESCRIPTION OF ASSETS

2.1 Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, and subject to the exclusions set forth in Section 2.2, Seller shall, on the Closing Date, sell to Buyer the following assets, properties and contractual rights (the “Assets”), free and clear of all Encumbrances:

2.1.1 the Equipment, including that listed on Schedule 2.1.2;

2.1.2 the Customer Contracts, and, if any, the Employee Contracts. A complete and accurate list of the Customer Contracts and the Employee Contracts is set forth on Schedule 2.1.4;

2.1.3 the Intellectual Property Rights, which specifically include the name Precision Opinion;

2.1.4 all of the goodwill of the Business;

2.1.5 the Office Equipment, including that listed on Schedule 2.1.8;

2.1.6 the Systems, as the same are described on Schedule 2.1.9;

2.1.7 all of the Restrictive Agreements that benefit Seller or the Business;

2.1.8 all manufacturer’s or other warranties relating to the Assets;

2.1.9 the telephone and facsimile number(s) used in the operation of the Business; and

2.1.10 all of the other assets, properties and contractual rights used or for use in the Business and owned or leased by Seller, including assignment to Buyer of Seller’s Real Estate Lease.

2.2 Excluded Assets. There shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement (the “Excluded Assets”): (a) cash and cash equivalents, except as provided in Section 3.3; (b) the corporate records and corporate seal of Seller; and (c) all contracts and contract rights and obligations of Seller (whether oral or in writing) other than the Customer Contracts, the Employee Contracts, the Real Estate Lease, the Restrictive Agreements that benefit Seller or the Business and the manufacturers’ or other warranties relating to the Assets.

2.3 Non-Assignment of Certain Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment of any Customer Contract, Employee Contract, Real Estate Lease or Restrictive Agreement shall require the Consent of any Person not a party to this Agreement, neither this Agreement nor any action taken pursuant to it shall constitute an assignment or an attempt to assign the same if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. Subject to adjustment pursuant to the terms of this Agreement, Buyer shall pay to Seller for the Assets the sum of Five Hundred Sixty-Eight Thousand Three Hundred and Ten Dollars ($568,310) (the “Initial Payment”), plus the amount (if any) required by Section 3.1.2, plus the Earn Out Amount as defined below, and pay the balance then due from Buyer to Fennemore Craig, P.C. (the “Purchase Price”), all payable as follows:

3.1.1 the Initial Payment at the Closing;

3.1.2 such additional amount, if any, equal to additional loans to the Seller, made by the Shareholders, or any one of them, plus accrued interest on any such loans at the rate of eight percent (8%) per annum, on terms previously and mutually agreed to in writing or by email correspondence by James Medick and Gary Stein between the date of this Agreement and Closing.

3.2 Earn Out. Within thirty days after December 31, 2009 Buyer shall pay to Seller an additional amount (the “Earn Out Amount”) equal to five times the EBITDA of the Precision Opinion division of Buyer for the calendar year 2009 less the Initial Payment and the amount of any loans made pursuant to Section 3.1.2 hereof. The Earn Out Amount shall be paid one-half in cash and one-half in common shares Buyer’s stock, valued at the average of the bid price for the first ten business days in January 2010. For purposes of calculating EBITDA, the following shall apply: "EBITDA" for the Earn Out Amount shall mean earnings before interest, taxes, depreciation and amortization of the Precision Opinion division of Buyer (the “Division”). Earnings shall be the net earnings of the Division, meaning gross revenue of the Division less all direct expenses of the Division, except that no compensation for James Medick in excess of $175,000 per year plus his three percent (3%) of gross sales override of the Division shall be included as a direct expense. Expenses shall include all direct expenses incurred by the Division, but shall not include any indirect expenses such as parent company overhead, allocations of parent company expenses for human resource management, senior management or other similar non-direct costs.

3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets by Buyer, with the consent of Seller (which consent shall not be unreasonably withheld), based upon the fair market value of the Assets in accordance with Section 1060 of the Code. Each of the parties agrees to report the Transactions for Tax purposes in accordance with such allocation of the Purchase Price.

ARTICLE 4

CLOSING

4.1 Time and Place of Closing. Unless otherwise agreed to by the parties, the Transactions shall be closed immediately after the completion, satisfaction or waiver of each of the conditions to closing set forth in Articles 10 and 11 (the “Closing”), at the offices of Robinson & Cole LLP, 695 East Main Street, Stamford, Connecticut 06904. The assignment of the Leased Real Property shall be consummated simultaneously at Closing.

4.2 Deliveries by Seller and the Shareholders. At the Closing, Seller and the Shareholders shall deliver to Buyer, all duly executed:

4.2.1 the Bill of Sale in the form of Exhibit C, together with vehicle titles duly endorsed for transfer and such other separate instruments of sale, transfer or assignment as Buyer reasonably requests;

4.2.2 certified copies of resolutions of the directors of Seller and of the Shareholders authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the Transactions, along with an incumbency certificate of Seller, in substantially the form of Exhibit D;

4.2.3 an opinion of counsel for Seller and the Shareholders in substantially the form of Exhibit E;

4.2.4 an employment agreement for Mr. James Medick in a form to be determined by Mr. James Medick and Buyer (the “Employment Agreement”);

4.2.5 a closing certificate in the form of Exhibit G signed by a duly authorized officer of Seller and by each of the Shareholders;

4.2.6 all original, executed Consents;

4.2.7 subject to Section 4.7, an Assignment, Assumption and Consent to the Real Estate Land;

4.2.8 a sworn affidavit in the form of Exhibit H stating, under penalty of perjury, that Seller is not a “foreign person” as defined under the Code or other appropriate evidence that Buyer is not required to withhold Taxes under Section 1445(a) of the Code;

4.2.9  copies of all documents evidencing the loan arrangement between Seller and Bank of the West; and

4.2.10  such other documents or instruments as Buyer may reasonably request.

4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, all duly executed (where applicable):

4.3.1 the portion of the Purchase Price set forth in Sections 3.1.1 and 3.1.2, as adjusted pursuant to Sections 3.4 and 3.5;

4.3.2 a closing certificate in the form of Exhibit I signed by a duly authorized officer of Buyer; and

4.3.3 such other documents or instruments as Seller and the Shareholders may reasonably request.

4.8 Prorations and Charges. With respect to Leased Real Property, the parties shall prorate rent, insurance costs, real estate Taxes, operating costs (e.g., CAMs) and any other amounts due under the applicable Real Estate Lease as of the Closing Date. If any prorated amounts are not known as of the Closing Date, adjustments shall be made post Closing at such time as they are known to the parties.

ARTICLE 5

CERTAIN COVENANTS

5.1 Further Assurance. From time to time on and after the Closing and without further consideration, the parties to this Agreement shall each deliver or cause to be delivered to any other party, at such times and places as shall reasonably be requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the Transactions. Seller agrees, and the Shareholders agree to cause Seller, without further consideration, to cooperate with Buyer and to use their reasonable efforts to have the officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods before the Closing Date.

5.2 Transition. Neither Seller nor any Shareholder shall take any action that is designed or intended to have the effect of (a) discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that such customer or business associate maintained with Seller before the Closing or (b) interfering with Buyer’s operation of the Business after the Closing. Seller and the Shareholders shall refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller and the Shareholders agree that for a period of 90 days following the Closing Date, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer.

5.3 Name Change. On the Closing Date or within 30 days thereafter, Seller shall file, and Shareholders shall cause Seller to file, with the appropriate Governmental Authorities in the state of Seller’s incorporation and in other states where Seller is qualified to transact business as a foreign corporation or other foreign entity such documents as may be necessary, and shall take such additional action as may be necessary, to change Seller’s name to a name not including the word(s) “Precision Opinion.” In addition, from and after the Closing Date, Seller shall not, and Shareholders shall cause Seller not to, use any of the Intellectual Property Rights.

5.4 Additional Assets. If additional assets or rights forming a part of, used in or intended to be used in, or necessary in the conduct of, the Business, other than Excluded Assets, are identified post-Closing as not having been adequately transferred to Buyer, Seller shall promptly transfer and assign to Buyer such assets or rights without additional consideration.

5.5 Right of Repurchase. In the event that Buyer fails to pay Seller the Earn Amount as and when due, Seller shall have the right to repurchase the Assets for the sum of One Hundred Dollars ($100.00). In the event Seller exercises its rights hereunder, Seller shall also assume the leasehold obligations for the Precision Opinion Division, and the employment agreement between James Medick and the Buyer shall terminate. Seller shall give notice to Buyer no later than February 7, 2010 of its intent to exercise this right of repurchase and upon tender of the One Hundred Dollars, Buyer shall deliver to Seller a Bill of Sale conveying title to the Assets to Buyer, free and clear of all liens and claims (other than those liens and claims that existed or arose prior to the Closing). Further, any non-competition agreements between Seller, Shareholders and Buyer shall immediately terminate and have no further force and effect.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES
OF SELLER AND THE SHAREHOLDERS

Seller and the Shareholders, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 6, except as set forth in the Disclosure Schedules: (a) are correct and complete as of the date of this Agreement; and (b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6). The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless (a) the representation or warranty has to do with the existence of the document or other item itself or (b) the Disclosure Schedule identifies the exception with particularity (such as with a cross-reference to a section in a disclosed agreement) and summarizes the relevant facts in reasonable detail.

Wherever a representation or warranty in this Agreement is qualified as having been made “to the best of Seller’s knowledge,” such phrase shall mean the knowledge of the Shareholders, Seller and the officers, directors and employees of Seller responsible for the operation of the Business or the Assets, after reasonable inquiry.

6.1 Organization; Authority; Name.

6.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified and licensed under all applicable Laws to carry on its business in the places and in the manner as presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect.

6.1.2 Seller and each Shareholder have the full legal right, power and authority to enter into this Agreement and to consummate the Transactions. On or before the Closing, all corporate action of Seller and the Shareholders necessary to approve the Transactions shall have been taken.

6.2 Stock Ownership; Binding Effect. The Shareholders own all of the issued and outstanding shares of Seller’s capital stock and no Person other than the Shareholders has any right to vote such shares. Seller and each Shareholder have duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and each Shareholder enforceable against each of them in accordance with its terms.

6.3 No Conflict. The execution, delivery and performance of this Agreement by Seller and the Shareholders and the consummation of the Transactions do not and will not: (a) violate, conflict with or result in the breach of any provision of Seller’s Articles of Incorporation or Bylaws; (b) conflict with or violate any Law or Governmental Order applicable to the Assets, the Business, Seller, the Shareholders or any of their respective assets, properties or businesses; or (c) except as set forth in Schedule 6.3(c), conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any Consent under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Assets or the properties of Seller pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which Seller or any Shareholder is a party or by which any of the Assets are bound or affected.

6.4 Governmental Consents and Approvals. Except for Hart-Scott-Rodino Act approval, if applicable, and except as set forth in Schedule 6.4, the execution, delivery and performance of this Agreement by Seller and the Shareholders do not and will not require any Consent or action by, filing with or notification to, any Governmental Authority.

6.5 Financial Information; Books and Records. Complete and accurate copies of the balance sheets of Seller at the Closing and the related statements of income and retained earnings and cash flows of Seller for the years then ended, together with all related notes and schedules thereto, and of the unaudited balance sheet of Seller dated as of the Closing (the “Financial Statement Date”) and the related statements of income and retained earnings and cash flows of Seller for the prior month to Closing then ended, together with all related notes and schedules thereto (collectively, the “Financial Statements”), are included in Schedule 6.5. The Financial Statements: (a) were prepared in accordance with Seller’s books of account and other financial records; (b) present fairly Seller’s financial condition and results of operations and cash flows as of the dates thereof or for the periods covered thereby, subject in the case of the unaudited Financial Statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect); and (c) have been prepared in accordance with generally accepted accounting principles consistently applied, except, in the case of the unaudited Financial Statements, for the lack of explanatory footnote disclosures.

6.6 Inventories. There are no Inventories.

6.7  Intellectual Property Rights.

6.7.1 Schedule 6.7.1 sets forth: (a) all Intellectual Property Rights and all pending registrations and applications therefor, that Seller owns, uses or licenses or in which Seller has any interest, indicating which are owned and which are licensed; (b) all contracts, agreements or other arrangements under which Seller has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights; and (c) all names, assumed or otherwise, under which Seller has ever conducted the Business. No Intellectual Property Rights, other than those set forth in Schedule 6.7.1, are necessary for the conduct of the Business.

6.7.2 Seller is not infringing upon or otherwise acting adversely to the right or, to the best of Seller’s knowledge, claimed right, of any Person under or with respect to any Intellectual Property Rights, nor has Seller or any Shareholder received written notice of any such claim. Seller is not (a) obligated pursuant to any contract to make any payments by way of royalties, fees or otherwise with respect to any Intellectual Property Rights, or (b) a licensor in respect of any Intellectual Property Rights. All licensing agreements pursuant to which Seller is a licensee of any Intellectual Property Rights are valid and binding on Seller and, to the best of Seller’s knowledge, the other parties thereto, in accordance with their respective terms and are in full force and effect, and (a) no breach or default by Seller or event which, with notice or lapse of time, could constitute a breach or default by Seller, exists with respect thereto, (b) no party thereto has given notice or asserted to Seller that Seller is in breach or default thereunder, and (c) to the best of Seller’s knowledge, no other party thereto is in breach or default thereunder.

6.7.3 To the best of Seller’s knowledge, no third party is infringing on any of the Intellectual Property Rights used in the conduct of the Business.

6.7.4 Seller is not in any way making any unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including any former employer of any present or past employee of Seller.

6.8 Tangible Personal Property.

6.8.1 Schedule 2.1.2 is a complete and accurate list of all Equipment. Schedule 2.1.8 is a complete and accurate list of all Office Equipment. Schedule 2.1.9 is a complete and accurate list of the Systems, and the Systems contain an accurate and complete list of all customers of Seller. The Assets constituting tangible personal property are in good and serviceable condition and repair (subject to normal wear and tear). Seller has not, nor, to the best of Seller’s knowledge, has anyone else, made any modifications to any of the Assets that would void or invalidate any manufacturer’s warranty or cause the Assets not to be in compliance with any Law.

6.8.2 Seller either owns all of the Assets constituting tangible personal property or leases them under an agreement indicated on Schedule 6.8.2. Neither Seller nor any Shareholder has: (a) received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease except in connection with a default of Seller thereunder; or (b) received any notice of a breach or default under such lease, which breach or default has not been cured. Neither Seller nor any Shareholder nor, to the best of Seller’s knowledge, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease.

6.9 Contracts.

6.9.1 Schedule 2.1.4 is a complete and accurate list of the Customer Contracts and Employee Contracts as of the date of this Agreement, complete and accurate copies of which are attached to Schedule 2.1.4. The Customer Contracts include all of Seller’s customers to whom Seller is providing services as of the Closing Date. Seller has billed all of its customers accurately and timely and in accordance with the Customer Contracts. All Customer Contracts and Employee Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms, and Seller is not in default in, nor has there occurred an event or condition (other than Seller’s execution and delivery of or performance under this Agreement) which, with the passage of time or the giving of notice, would constitute a default with regard to the payment or performance of any obligation under any Customer Contract or Employee Contract. Seller has not received any notice that any person intends or desires to amend or terminate any Customer Contract or Employee Contract.

6.9.2 There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets.

6.9.3 Except as set forth on Schedule 6.9.3, no Customer Contract or any other contract, agreement or other arrangement between Seller and any of Seller’s customers or any third party, requires the Consent of any Person for such Customer Contract or other contract or agreement to be assigned to Buyer under this Agreement.

6.10 Insurance Policies. Attached as Schedule 6.10 are complete and accurate copies as of the date of this Agreement of all insurance policies carried by Seller and an accurate list of all insurance loss runs and workers’ compensation claims in Seller’s possession for up to the past three policy years, and a complete and accurate copy of Seller’s most recent filing with the state agency responsible for administering, handling or overseeing unemployment claims. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Seller’s insurance has never been canceled and Seller has not been denied coverage within the last three years.

6.11 Employees; Employee Benefits. Schedule 6.11 is a complete and accurate list of all employees of Seller, their date of hire and their rate of compensation as of the date of this Agreement (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Except as set forth on Schedule 6.11, each of Seller’s employees is an employee at will and will be terminated by Seller on the Closing Date. Seller shall be responsible for all severance and other employment related payments accrued as of the Closing Date.

6.12 Labor Matters. No collective bargaining or other labor union contracts apply to Seller’s employees. There never has been, nor is there pending or to the best of Seller’s knowledge threatened, a labor dispute, strike or work stoppage against Seller. To the best of Seller’s knowledge, neither Seller nor any Shareholder, nor any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of Seller.

6.13 Compliance with Law. Seller has always conducted and continues to conduct the Business in accordance with all Laws, Permits and Governmental Orders (including Environmental Laws, zoning and land use restrictions, and Laws relating to the employment of labor) applicable to Seller, the Assets or the Business. Seller is not in material violation of any such Law, Permit or Governmental Order. Schedule 6.13 identifies each Governmental Order applicable to Seller, the Assets or the Business, and no such Governmental Order has or has had a Material Adverse Effect. Neither Seller nor any Shareholder has received any citation or notice that Seller or any of its current or former officers, directors, shareholders or employees is under investigation or other form of review relating to the Assets or the Business with respect to any applicable Law.

6.14 Taxes. Seller and the Shareholders have duly filed, or will duly file in a timely manner, with the relevant Tax authorities all returns with respect to Taxes relating to Seller, including estimated Tax returns and other information returns and reports which they are required to file, and each such document is complete, accurate and in accordance with all requirements of applicable Law. Seller and the Shareholders have paid and discharged all Taxes shown as due on all Tax returns and have paid all other Taxes as are due, other than such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with generally accepted accounting principles. All Taxes required to be withheld, collected or deposited by Seller have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best of Seller’s knowledge, threatening to assert against Seller or the Shareholders any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no Tax liens on any of the Assets or the Business. Attached as Schedule 6.14 is a completed Form W-9 for Seller.

6.15  Litigation. Except as set forth on Schedule 6.15, no Action is pending or, to the best of Seller’s knowledge, threatened, against Seller or the Shareholders relating to the Assets or the Business, at law or in equity. Neither Seller nor any Shareholder has received notice of any of the above, and, to the best of Seller’s knowledge, no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule 6.15 are all instances where Seller or the Shareholders are the plaintiff, or complaining or moving party, in any way related to the Assets or the Business.

6.16 Absence of Price Renegotiation Contracts. Except as stated in Schedule 6.16, Seller is not a party to any governmental contracts related to the Assets or the Business that are subject to price redetermination or renegotiation.

6.17 Conduct of Seller’s Business. Since the Financial Statement Date, except for the execution and delivery of this Agreement or as disclosed on Schedule 6.17, the Business has been conducted in all material respects in the ordinary course and consistent with past practice, and there has not been any:

6.17.1 work interruption, labor grievance or unfair labor practice claim filed or, to the best of Seller’s knowledge, threatened;

6.17.2 sale or transfer of, or any agreement to sell or transfer, any of the Assets or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets, or requiring Consent of any party to the transfer and assignment of any of the Assets, or any loss or damage to the Assets;

6.17.3 waiver of any material rights or claims of Seller related to the Assets;

6.17.4 material breach, amendment or termination of any Customer Contract;

6.17.5 transaction by Seller outside the ordinary course of its business and related to the Assets or the Business;

6.17.6 increase in the compensation of any employee of Seller;

6.17.7 any other material occurrence, event, incident, action or failure to act outside the ordinary course of business of Seller; or

6.17.8 any action by Seller, the Shareholders, or any employee, officer or agent of Seller or the Shareholders committing to do any of the foregoing.

6.18 Permits; Hazardous Materials; Disposal Sites.

6.18.1 Seller currently holds all Permits, necessary for the current use, occupancy and operation of each asset and property of Seller and the conduct of the Business, and all such Permits are in full force and effect. Neither Seller nor any Shareholder has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit.

6.19 Except for waste materials included in residential or commercial waste that have in all respects been Handled in compliance with all applicable Laws (including applicable Environmental Laws relating to the permissible types and quantities of such waste materials), and except as disclosed on Schedule 6.18.2, Seller has never Handled any Hazardous Materials. Except as disclosed on Schedule 6.18.2, there have been no Releases into the Environment or onto or under the Land or any other real property now or in the past owned, leased or used by Seller of any Hazardous Materials. No Encumbrance with respect to Environmental Liability has been imposed against Seller or any of the Assets under any Environmental Law or other applicable Law, and no facts or circumstances exist which would give rise to the same.

6.20 Noncompete Agreements. Schedule 6.21 is a complete and accurate list of all Restrictive Agreements as of the date of this Agreement, complete and accurate copies of which are attached as Schedule 6.21. None of the Restrictive Agreements have been modified, altered, terminated or otherwise amended. The Transactions do not violate any of the terms and provisions of the Restrictive Agreements.

6.21 Real Property.

6.21.1 The Seller owns no Real Property:

6.21.2 Schedule 6.21.2 sets forth a complete and accurate street address and legal description of the Leased Real Property and, except as described therein, Seller does not lease any real property. Seller has good and marketable leasehold title to the Leased Real Property. Seller has delivered to Buyer complete and accurate copies of all Real Estate Leases. With respect to each of the Real Estate Leases:

6.21.2.1 such Real Estate Lease is legal, valid, binding, enforceable and in full force and effect, and represents the entire agreement between the respective lessor and lessee with respect to such property;

6.21.2.2 neither Seller nor any Shareholder has: (a) received any notice of cancellation or termination under such Real Estate Lease and no lessor has any right of termination or cancellation under such Real Estate Lease except in connection with a default of Seller thereunder, or (b) received any notice of a breach or default under such Real Estate Lease, which breach or default has not been cured;

6.21.2.3 neither Seller nor any Shareholder nor, to the best of Seller’s knowledge, any other party to such Real Estate Lease, is in breach or default in any material respect, and, to the best of Seller’s knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Real Estate Lease; and

6.21.2.4 Seller has the full right to exercise any renewal options contained in such lease on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

6.21.2.5 There are no unrecorded contracts, leases, easements or other agreements, or claim of any third party, affecting the use, title, occupancy or development of the Land, and no person, firm or entity has any right of first refusal, option or other right to acquire all or any part of the Land.

6.21.2.6 All labor and materials used in the construction or preparation of improvements on the Leasehold Premises have been paid for and there are no disputes with regard thereto. There are no unpaid or deferred betterment assessments or similar charges or obligations with respect to which Seller is liable under the Real Estate Leases.

6.21.3 Seller presently enjoys peaceful and quiet possession of its Leasehold Premises.

6.21.4 Except for landlords’ rights in connection with the Leased Real Property, no party except Seller has a present or future right to possession of all or any part of the Leasehold Premises.

6.21.5 Seller is not a “foreign person” as the term is defined in Section 1445 of the Code.

6.22 Reliance on Advisors. Seller and the Shareholders have relied on their own advisors for all legal, accounting, tax or other advice whatsoever in connection with this Agreement and the Transactions.

6.23 Representation Concerning Totality of Assets. Except as disclosed in Schedule 6.24, Seller has good and marketable title to the Assets, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in all such Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Assets constitute all the assets and rights forming a part of, used in, intended to be used in, or necessary in the conduct of, the Business.

6.24 Complete Disclosure. This Agreement, the Disclosure Schedules, and all other documents and written information furnished to Buyer and its representatives by Seller, the Shareholders or their respective representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Seller or any Shareholder becomes aware of any fact or circumstance that would change a representation or warranty of Seller or the Shareholders in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give notice of such fact or circumstance to Buyer. None of (a) such notification, (b) any pre-closing investigation by Buyer of Seller, the Assets or the Business, or (c) the Closing, shall relieve Seller or the Shareholders of their indemnification or other obligations under this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants that the statements contained in this Article 7: (a) are correct and complete as of the date of this Agreement; and (b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 7).

7.1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized, qualified and licensed under all applicable Laws to carry on its business in the places and in the manner presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the Transactions. On or before the Closing, all corporate action of Buyer necessary to approve the Transactions shall have been taken.

7.2 No Conflict. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not violate, conflict with, or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws.

7.3 Governmental Consents and Approvals. Except for Hart-Scott-Rodino Act approval, if applicable, the execution, delivery and performance of this Agreement by Buyer do not and will not require any Consent or other action by, filing with, or notification to, any Governmental Authority.

7.4 Binding Agreement. Buyer has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Seller and the Shareholders) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

ARTICLE 8

COVENANTS OF SELLER AND THE SHAREHOLDERS BEFORE CLOSING

8.1 Access to Records. Between the date of this Agreement and the Closing Date, Seller shall: (a) at reasonable times and upon reasonable notice, grant Buyer and its representatives access to all of the offices of Seller, and the books and records of Seller, and (b) furnish Buyer with such additional financial and operating data and other information as to the Assets and the Business as Buyer may reasonably request. Seller and the Shareholders will cooperate with Buyer and its representatives in the preparation of any documents or other material that may be required by any Governmental Authority.

8.2 Activities of Seller Before Closing. Until the Closing, Seller shall and the Shareholders shall cause Seller to:

8.2.1 Continue to the operate the Business in the ordinary course and maintain the Assets in good working order and condition, ordinary wear and tear excepted;

8.2.2 perform all of its obligations under the Real Estate Leases, Permits, Customer Contracts, Employee Contracts, and its debt instruments;

8.2.3 keep in full force and effect present insurance policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

8.2.4 use its best efforts to preserve intact the Assets and to keep available the services of its officers and employees and maintain good relationships with suppliers, customers and others having business relationships with Seller;

8.2.5 maintain compliance with all applicable Laws;

8.2.6 cooperate with Buyer to promptly prepare the necessary documents so that the Transactions may be closed before the date set forth in Section 14.3;

8.2.7 provide all reasonable assistance to Buyer to provide for an orderly transfer of the Assets from Seller to Buyer; and

8.2.8 not change its Tax status.

8.3 Prohibited Activities Before Closing. Until the Closing, Seller shall not:

8.3.1 permit any new Encumbrance upon any Asset;

8.3.2 breach, amend or terminate any Real Estate Lease, Permit, Customer Contract or Employee Contract in any material manner or fail to maintain the Business, the Assets or the quality of customer service consistent with past practice;

8.3.3 enter into any transaction outside the ordinary course of the Business of Seller or otherwise prohibited under this Agreement; or

8.3.4 allow any other action or omission, or series of actions or omissions, that would cause a representation or warranty of Seller and the Shareholders made in Section 6.17 to be untrue on the Closing Date.

8.4 Standstill Agreement. Unless and until this Agreement is terminated pursuant to Article 14 without the Closing having taken place, Seller and the Shareholders shall not, directly or indirectly, solicit offers for the Assets, for the capital stock of Seller or for a merger or consolidation involving Seller, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have expressed an interest in acquiring Seller or the Business by merger, consolidation or other combination or by acquiring any of the capital stock or material Assets of Seller. The Shareholders shall not vote their stock in favor of any such transaction. Seller and the Shareholders shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

ARTICLE 9

ADDITIONAL AGREEMENTS OF PARTIES

9.1 Public Announcements. Except to the extent that the parties consent in writing otherwise, (a) the parties shall keep the existence and terms of this Agreement confidential, and, (b) no party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any media. Notwithstanding the preceding sentence, however, Buyer or an Affiliate of Buyer may make such disclosure (on Form 8-K, by press release or otherwise) regarding the terms of this Agreement and the Transactions as it deems necessary to comply with applicable securities laws or the rules and regulations of the Securities and Exchange Commission, including a press release following the execution of this Agreement.

9.2 Representations and Warranties. Through the Closing Date, each of the parties shall refrain from taking any action that would render any of its representations or warranties in this Agreement inaccurate as of the Closing Date.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS
OF SELLER AND THE SHAREHOLDERS

The obligations of Seller and the Shareholders under this Agreement are subject to the completion, satisfaction, or at their option, waiver, on or before the Closing Date, of the following conditions:

10.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date.

10.2 Covenants. Buyer shall have duly complied with or performed each of the covenants of this Agreement to be complied with or performed by Buyer on or before the Closing Date.

10.3 No Adverse Proceeding. No Action before a Governmental Authority shall have been instituted or threatened to restrain or prohibit any of the Transactions.

10.4 Closing Deliveries. Buyer shall have timely delivered (if required to be delivered before the Closing) or shall be prepared to deliver the items set forth in Section 4.3.

ARTICLE 11

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the completion, satisfaction or, at its option, waiver, on or before the Closing Date, of the following conditions:

11.1 Representations and Warranties. The representations and warranties of Seller and the Shareholders contained in this Agreement shall be accurate on and as of the Closing Date.

11.2 Covenants. Seller and the Shareholders shall have duly complied with or performed each of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller and the Shareholders on or before the Closing Date.

11.3 Delivery of Disclosure Schedules. Seller and the Shareholders shall have delivered to Buyer complete and final Disclosure Schedules at least 10 business days before the Closing and Buyer shall have determined such Disclosure Schedules to be acceptable to it in its sole discretion.

11.4 No Adverse Proceeding. No Action shall have been instituted or threatened to restrain or prohibit any of the Transactions. No Governmental Authority shall have taken any other action or made any request of Buyer as a result of which Buyer deems it inadvisable to proceed with the Transactions.

11.5 Corporate Approval. Buyer’s Board of Directors shall have approved the Transactions.

11.6 No Adverse Change or Material Adverse Effect. No material and adverse change in the results of operations, financial condition or business of Seller shall have occurred since the Financial Statement Date. Seller shall not have suffered any loss or damage to any of the Assets since the Financial Statement Date, which loss or damage would result in a Material Adverse Effect or would materially impair Buyer’s ability to operate the Business after the Closing Date.

11.7 Transferability of Permits. Buyer shall have determined, in its sole discretion, that as a result of the Transactions, all of the Permits required for the operation of the Business have been transferred to Buyer or can be so transferred without public hearing or other regulatory re-approval process.

11.8 Due Diligence Review. Buyer must have received results satisfactory to it, in its sole discretion, from its due diligence review of Seller, the Business and the Assets.

11.9 Consents. All necessary notices to, Consents of and filings with any Governmental Authority relating to the consummation of the Transactions to be made or obtained by Seller shall have been made and obtained by Seller, and Buyer shall have determined, in its sole discretion, that Buyer has received all the Consents it deems necessary under any Customer Contract, Employee Contract or Permit requiring consent to assignment.

11.10 Closing Deliveries. Seller and the Shareholders shall have timely delivered (if required to be delivered before the Closing) or shall be prepared to deliver the items set forth in Section 4.2.

11.11 Governmental Approvals. Seller and Buyer shall have received all governmental approvals deemed necessary by Buyer, in its sole discretion, to proceed with the Transactions, including, if applicable, under the Hart-Scott-Rodino Act.

11.12 General. All actions taken by Seller and the Shareholders in connection with the consummation of the Transactions and all certificates, opinions and other documents required to effect the Transactions shall be reasonably satisfactory in form and substance to Buyer.

ARTICLE 12

NON-ASSUMPTION OF LIABILITIES

12.1 Non-Assumption of Liabilities. Except as explicitly set forth in Section 12.2, Buyer shall not, by the execution and performance of this Agreement or otherwise (including under theories of successor liability), assume, become responsible for or incur any Liability of any nature of Seller or any Shareholder or any other Person, including any Liability arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or before the Closing Date and which constitutes, or which by the lapse of time or giving notice would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral) including the Permits and the Customer Contracts; (b) injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory; (c) violation of the requirements of any applicable Law or Governmental Authority or of the rights of any third Person, including any requirements relating to the reporting and payment of Taxes; (d) the Handling or Release of Hazardous Materials; (e) any Liabilities under any agreement or arrangement between Seller and the employees of Seller or any labor or collective bargaining unit representing any such employees; (f) any Plan; (g) any severance pay obligation of Seller or of any Plan or any other fringe benefit program maintained or sponsored by Seller or to which Seller contributes or any contributions, benefits or Liabilities therefor or any Liability for the withdrawal or partial withdrawal from or termination of any such Plan or program by Seller; (h) any obligations related to any of the Excluded Assets; (i) any Liabilities of Seller or any Shareholder not specifically assumed by Buyer under Section 12.2. Seller and the Shareholders agree that they shall pay and discharge all such Liabilities as and when they become due and payable.

12.2 Assumption of Obligations. Buyer agrees to assume all of Seller’s obligations under the Customer Contracts, Employee Contracts, Permits and Real Estate Leases to the extent, but only to the extent, that such obligations first mature and are required to be performed after the Closing Date.

ARTICLE 13

INDEMNIFICATION

13.1 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants in this Agreement and the obligations of the parties with respect thereto shall survive the Closing for two (2) years after the Closing Date; provided, however, that (a) the representations and warranties in Sections 6.14 and 6.18 and the related indemnification obligations shall survive until the expiration of the applicable statute of limitations, and (b) the representations, warranties and covenants in Sections 12.1 and 12.2 and the related indemnification obligations shall survive indefinitely.]

13.2 Indemnification by Seller and the Shareholders. Seller and the Shareholders agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its partners, officers, directors, divisions, subdivisions, Affiliates, shareholders, agents, employees, successors and assigns at all times from and after the Closing Date from and against all Losses that arise as a result of or incident to: (a) occurrences before the Closing Date; (b) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or the Shareholders set forth in this Agreement or in the Disclosure Schedules or in any other document delivered pursuant to this Agreement; (c) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Seller or any Shareholder made in this Agreement or in any other document delivered pursuant to this Agreement, including the Noncompetition Agreement; (d) any of the matters set forth in Section 12.1; or (e) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (d) of this Section 13.2 had been satisfied.

13.3 Indemnification by Buyer. Buyer agrees that it will indemnify, defend (as to third party claims only), protect and hold harmless Seller, the Shareholders and their respective partners, officers, directors, divisions, subdivisions, Affiliates, shareholders, agents, employees, successors and assigns at all times from and after the Closing Date from and against all Losses that arise as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Buyer set forth in this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement; and (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) or (b) of this Section 13.3 had been satisfied.

13.4 Indemnification Procedure Between Buyer and Seller and the Shareholders. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, the Indemnified Party shall provide Claim Notice to the Indemnifying Party. The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. A Claim Notice shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a Dispute Notice. Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days. If a resolution is not reached within the 30-day period, either party may commence the dispute resolution procedures set forth in Article 16. If it is finally determined (through either agreement of the parties, arbitration or final judgment of a court of competent jurisdiction) that all or a portion of the claim amount is owed to the Indemnified Party, the Indemnifying Party shall, within 10 days of such determination, pay the Indemnified Party such amount owed, together with interest from the date of the Claim Notice until the date of actual payment at the Applicable Rate.

13.5 Indemnification Procedure with Respect to Third Party Claims.

13.5.1 If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to a Third Party Claim, or if an Indemnified Party otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.

13.5.2 Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (a) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (b) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement; (c) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties; (d) settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

13.5.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 13.5.2, (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

13.5.4 If or to the extent that any of the conditions set forth in Section 13.5.2 is or becomes unsatisfied: (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (b) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys’ fees and expenses); (c) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this Article 13; and (d) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

13.6 Determination of Losses. The parties shall take into account the time value of money (using the Applicable Rate as the discount rate) in determining Losses for purposes of this Article 13.

13.7 Other Indemnification Provisions. The indemnification provisions in this Article 13 are in addition to any statutory, equitable or common law remedy any party may have for breach of any representation, warranty or covenant. Any payments made to an Indemnified Party pursuant to this Article 13 shall be treated as an adjustment to the Purchase Price.

13.8 Limitation on Liability. The indemnification obligations set forth in this Article 13 shall apply only after the aggregate amount of such obligations exceeds $25,000, at which time the indemnification obligations shall be effective as to all Losses, including the initial $25,000. In addition, the indemnification obligations set forth in this Article 13 shall be limited to an aggregate amount not to exceed the Purchase Price. However, the foregoing threshold and cap shall not apply to fraudulent misrepresentations or to indemnification obligations of Seller and the Shareholders relating to breaches of the representations and warranties in Section 6.1, 6.2, 6.3, 6.14, 6.16, 6.18, 6.19 or 6.20 or to indemnification pursuant to Section 13.2(d), for which in each case Buyer shall be entitled to indemnification for the full dollar amount of the Loss.

ARTICLE 14

TERMINATION OF AGREEMENT

14.1 Termination by Buyer. Buyer, by notice in the manner provided in Section 17.6 on or before the Closing Date, may terminate this Agreement if any of the conditions set forth in Article 11 shall not have been satisfied or in the event of a breach by Seller or any Shareholder in the observance or in the due and timely performance of any of the agreements or conditions contained in this Agreement on their part to be performed, and such breach shall not have been cured within 15 days after notice to Seller.

14.2 Termination by Seller. Seller, by notice in the manner provided in Section 17.6 on or before the Closing Date, may terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in this Agreement on its part to be performed, and such breach shall not have been cured within 15 days after notice to Buyer.

14.3 Termination for Failure to Close. Either Buyer or Seller, by notice in the manner provided in Section 17.6, may terminate this Agreement if the Closing has not occurred on or before June 30, 2008; provided, however, that no party in default under this Agreement shall have the right to terminate pursuant to this Section 14.3.

14.4 Effect of Termination. Termination of this Agreement pursuant to this Article 14 shall not in any way terminate, limit or restrict the rights and remedies of any party against any other party which has breached this Agreement before termination.

ARTICLE 15

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

15.1 Nondisclosure by Seller and the Shareholders. Seller and the Shareholders acknowledge that they have had and may in the future have access to Confidential Information, that will as of the Closing be valuable, special and unique assets of Buyer. Seller and the Shareholders agree, at all times from and after the Closing, to, and shall cause their Affiliates, officers, directors, employees and agents to: (a) treat and hold as confidential (and not disclose or provide access to any Person or to use) any Confidential Information; (b) if Seller, any Shareholder or any such Affiliate, officer, director, employee or agent becomes legally compelled to disclose any such Confidential Information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy; and (c) promptly furnish (prior to, at, or as soon as practicable after the Closing) to Buyer any and all copies (in whatever form or medium) of all such Confidential Information then in the possession of Seller, any Shareholder or any such Affiliate, officer, director, employee or agent and destroy any additional copies then in their possession of such information and of analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. This Section 15.1, however, shall not apply to: (i) any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, any Shareholder, or any of their Affiliates, officers, directors, employees or agents; or (ii) any information which is or relates to an Excluded Asset or relates to the liabilities retained by Seller under this Agreement. Seller and the Shareholders acknowledge and agree that Buyer’s remedies at Law for any breach or threatened breach of this Section 15.1 are inadequate, and that in addition to such remedies, Buyer shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach or threatened breach without the need to demonstrate that monetary damages are inadequate.

15.2 Nondisclosure by Buyer. Buyer acknowledges that it has had and prior to the Closing Date, will have access to certain Confidential Information. Buyer agrees, at all times from and prior to the Closing Date, to, and shall cause its Affiliates, officers, directors, employees and agents to: (a) treat and hold as confidential (and not disclose or provide access to any Person to or use) any Confidential Information; and (b) if Buyer or any such Affiliate, officer, director, employee or agent becomes legally compelled to disclose any such Confidential Information, provide Seller with prompt written notice of such requirement so that Seller may seek a protective order or other remedy. This Section 15.2, however, shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Buyer or any of its Affiliates, officers, directors, employees or agents. Buyer acknowledges and agrees that Seller’s remedies at Law for any breach or threatened breach of this Section 15.2 are inadequate, and that in addition to such remedies, Seller shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach or threatened breach without the need to demonstrate that monetary damages are inadequate.

15.3 Equitable Relief for Violations. The parties agree that if any of them violates, or threatens to violate, the Restrictive Covenants, the non-violating party shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits that the violating party, directly or indirectly, realized or may realize as the result of, arising out of, or in connection with any such violation or threatened violation. The parties acknowledge and agree that if any party breaches any of the Restrictive Covenants, such breach would cause irreparable harm to the non-violating party and, in the event of such breach, the non-violating party shall be entitled, in addition to monetary damages and to any other remedies available to the non-violating party under this Agreement and at law, to equitable relief, including injunctive relief, and the payment by the violating party of all costs incurred by the non-violating party in enforcing the Restrictive Covenants, including reasonable attorneys’ fees.

ARTICLE 16

DISPUTE RESOLUTION

16.1 General. The parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall, subject to the mediation provision set forth below, be filed exclusively in the state or federal courts in Clark County, Nevada. The parties consent and agree to the jurisdiction of the Nevada courts. Neither party will argue or contend that it is not subject to the jurisdiction of the Nevada courts or that venue in Clark County, Nevada, is improper. The parties agree to waive any right to a trial by jury in any such dispute and that the matter will be tried solely to the court. The parties understand that they are giving up valuable legal rights under this provision, including the right to trial by jury, and that they voluntarily and knowingly waive those rights.

16.2 Mediation. If a dispute arises out of or relates to this Agreement, the relationships that result from this Agreement, the breach of this Agreement or the validity or application of any of the provisions of this Article 16, and, if the dispute cannot be settled through negotiation, the parties agree to submit the dispute to mediation prior to commencing litigation. The parties will attempt in good faith to agree on a neutral mediator to resolve the dispute. The mediation will follow the procedures set forth in the American Arbitration Association Commercial Mediation Rules. If the parties cannot agree on a mediator within 20 days after mediation has been demanded, they will submit the dispute for mediation to be administered by the American Arbitration Association under the Commercial Mediation Rules before resorting to litigation. Neither party may commence or pursue litigation until this non-binding mediation has been conducted and concluded. The parties agree that, upon initiating mediation, they will agree with the mediator on a time at least five days before the mediation to submit and exchange with one another detailed position papers. The position papers shall include a factual recitation of the dispute, each party’s position on the facts and the law, the party’s assessment of the likely outcome and its/their position on settlement. Each party will bear its own expenses incurred (including attorneys’ fees) in connection with the mediation, and will equally share the mediator’s fees and expenses.

16.3 Litigation. If the parties are unable to resolve their dispute by mediation, after the unsuccessful conclusion of any such mediation, either party may pursue the remedies available to it at law or equity; provided, that any such proceeding shall be subject to all of the terms of this Article 16, including jurisdiction, choice-of-law, venue and waiver of jury trial. Notwithstanding the foregoing, as of January 1, 2010, any controversy or claim arising out of or relating to this Agreement shall be governed by the laws of the State of Connecticut without giving effect to the principles of conflicts of Laws, and each party to this Agreement, on behalf of itself and its successors in interest and assigns, hereby submits to the exclusive jurisdiction of the federal and state courts located in the County of Fairfield, State of Connecticut, in connection with any dispute related to this Agreement or any of the matters contemplated hereby at such time.

16.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

16.5 Statute of Limitations. The statute of limitations governing any claim between the parties shall be tolled from the date of the Dispute Notice until the conclusion of the mediation required by Section 16.2.

16.6 Attorneys’ Fees. Should any litigation be commenced under this Agreement, the successful party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.

ARTICLE 17

GENERAL PROVISIONS

17.1 Assignment. This Agreement may not be assigned (except by operation of Law) or otherwise transferred without the express written consent of Seller and Buyer (which may be granted or withheld in the sole and absolute discretion of Seller and Buyer); provided, however, that Buyer may assign this Agreement to an Affiliate of Buyer or any successor of Buyer to the Business without the consent of Seller.

17.2 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns. Nothing in this Agreement is intended to or shall confer upon any other Person, including any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period.

17.3 Amendment. This Agreement may not be amended except by a written instrument executed by each party to this Agreement.

17.4 Entire Agreement. This Agreement (together with the other agreements contemplated by this Agreement) is the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind.

17.5 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

17.6 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier, or by delivering the same in person to such party, addressed as follows:

If to Seller or the Mr. Medick, addressed to them at:

James Medick
2014 Country Cove Court
Las Vegas, Nevada 89135
Fax:

If to the other Shareholders, addressed to them at:

Michael France

Edward Wilson

and a copy to:

Fennemore Craig, P.C.
300 South 4th Street
Suite 1400
Las Vegas, Nevada 89101
Attn: David G. LeGrand

If to Buyer, addressed to it at:

Market & Research Corp.
10 Wright Street, Suite 220
Westport, Connecticut 06880
Attn: Martin C. Licht
Fax: (203) 226-6508

with a copy to:

Robinson & Cole LLP
695 East Main Street
Stamford, CT 06904
Attn: Eric Dale & Richard Krantz
Fax: (203) 462-7599

Notice shall be deemed given and effective the day personally delivered, the day sent by overnight courier, subject to signature verification, and the day of deposit in the U.S. mail of a writing addressed and sent as provided above. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

17.7 Waiver. At any time before the Closing, Buyer may (a) extend the time for the performance of any of the obligations or other acts of Seller or the Shareholders, (b) waive any inaccuracies in the representations and warranties of Seller or the Shareholders contained in this Agreement or in any document delivered by Seller or the Shareholders pursuant hereto, or (c) waive compliance with any of the agreements or conditions of Seller or the Shareholders contained in this Agreement. At any time before the Closing, Seller and the Shareholders may (a) extend the time of performance of any of the obligations or other acts of Buyer, (b) waive any inaccuracies in the representations and warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto, or (c) waive compliance with any of the agreements or conditions of Buyer contained in this Agreement. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later. No waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.

17.8 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

17.9 Construction. The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in negotiating and drafting this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any reference to any statute shall be deemed to refer to the statute, as amended, and to all rules and regulations promulgated thereunder, as amended, unless the context requires otherwise. The word “include” or “including” means include or including, without limitation. The representations, warranties and covenants in this Agreement shall have independent significance. Accordingly, if any party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

17.10 Expenses of Transaction. Whether or not the Transactions are consummated: (a) Buyer will pay the fees, expenses and disbursements of Buyer and its representatives incurred in connection with this Agreement; and (b) Seller will pay the fees, expenses and disbursements of Seller, the Shareholders and their respective representatives incurred in connection with this Agreement. Seller shall pay all such fees, expenses and disbursements before the Closing so that the Assets will not be charged with or diminished thereby.

17.11 No Brokers. Seller and the Shareholders represent and warrant to Buyer and Buyer represents to Seller and the Shareholders that the warranting party has had no dealings with any broker, agent or other Person so as to entitle such Person to a commission or fee in connection with the Transactions. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by Buyer, Buyer shall indemnify and hold harmless Seller and the Shareholders from all Losses relating to such claim. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by Seller or any Shareholder, Seller and the Shareholders, jointly and severally, shall indemnify and hold harmless Buyer from all Losses relating to such claim.

17.12 Time of the Essence. Time is of the essence of this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Seller, the Shareholders and Buyer have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

BUYER:

Market & Research Corp.

By:
Name:
Its:

SELLER:

Precision Opinion, Inc.,

By:
Name:	James Medick
Its:	President

SHAREHOLDERS:

James Medick

Edward Wilson

Michael France

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Exhibit B	Allocation of Purchase Price
Exhibit C	General Conveyance, Assignment and Bill of Sale
Exhibit D	Seller’s Secretary’s Certificate and Unanimous Written Consent in Lieu of a Meeting of the Board of Directors and Shareholders of Seller
Exhibit E	Form of Opinion of Seller’s/Shareholders’ Counsel
Exhibit F	Form of Covenant Not to Compete Agreement
Exhibit G	Form of Seller’s and Shareholders’ Closing Certificate
Exhibit H	Non-Foreign Affidavit
Exhibit I	Form of Buyer’s Closing Certificate
Exhibit J	Survey Requirements

Schedule 2.1.1	Permits
Schedule 2.1.2	Equipment
Schedule 2.1.3	Customer Contracts and Employee Contracts
Schedule 2.1.8	Office Equipment
Schedule 2.1.9	Systems
Schedule 3.5	Accounts Receivable as of the Closing Date
Schedule 6.3(c)	Consents and Defaults
Schedule 6.4	Governmental Consents
Schedule 6.5	Financial Statements
Schedule 6.7.1	Intellectual Property Rights
Schedule 6.8.2	Tangible Personal Property Leases
Schedule 6.9.3	Consents
Schedule 6.10	Insurance and Workers’ Compensation
Schedule 6.11	Employees
Schedule 6.13	Governmental Orders
Schedule 6.14	W-9 Form
Schedule 6.15	Litigation
Schedule 6.16	Price Redetermination Contracts
Schedule 6.17	Ordinary Course of Business
Schedule 6.18.1	Permits Requiring Consents
Schedule 6.21	Restrictive Agreements
Schedule 6.22.2	Leased Real Property

EXHIBIT A

“Accounts Receivable” means all contracts, receivables, notes and other amounts receivable from customers arising from the operation of the Business before the Closing Date, whether or not in the ordinary course and whether or not billed before the Closing Date, together with any unpaid financing charges accrued thereon.

“Action” means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Authority or private authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Purchase and Sale of Assets Agreement among Buyer, Seller and the Shareholders (including the Exhibits and the Disclosure Schedules), and all amendments to this Agreement made in accordance with Section 17.3.

“Applicable Rate” means an annual rate equal to the prime rate then generally in effect on the date of payment as set forth in The Wall Street Journal.

“Assets” has the meaning specified in Section 2.1.

“Assignment, Assumption and Consent to Leased Land” means an assignment of all of Seller’s rights, title and interest under the Real Estate Lease(s) for the Land upon the same terms and conditions without any changes thereto, containing the consent of the landlord, if required, and appropriate estoppel language if possible.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bill of Sale” means a General Conveyance, Assignment and Bill of Sale.

“Business” has the meaning specified in Recital A.

“Buyer” has the meaning specified in the introductory paragraph of the Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date of this Agreement and the Closing Date.

“Claim Notice” means a notice of claim for indemnification pursuant to Article 13.

“Closing” has the meaning specified in Section 4.1.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means confidential information of Seller and the Business, including customer and supplier lists, operation policies and methods, pricing and cost policies, marketing plans, and other confidential information.

“Consents” means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are necessary for the sale and transfer to Buyer of the Assets or the consummation of the Transactions (including the continuation of Customer Contracts) where the approval of any other Person may be required.

“Customer Contracts” means all contractual rights of Seller with Seller’s customers (whether oral or in writing) relating to the operation of the Business, including all service agreements, customer contracts and routes.

“Debt Payment Limit” has the meaning specified in Section 3.1.4.

“Disclosure Schedules” means the Disclosure Schedules that shall be prepared by Seller and the Shareholders and delivered to Buyer and attached to the Agreement.

“Dispute Notice” means a notice disputing the propriety or amount of a Claim Notice.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Employee Contracts” means all collective bargaining agreements with any union and all employment agreements entered into by Seller.

“Encumbrance” means any security interest, pledge, mortgage, deed of trust, lien (including Environmental and Tax liens), charge, judgment, encumbrance, adverse claim, claim arising under Section 506(c) of the Bankruptcy Code, preferential arrangement, fraudulent transfer or other avoidance claim or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and any lien, interest, restriction or limitation arising from or relating to personal or other property tax, sales and transaction privilege, claim of successor liability for any alleged unpaid sales or other tax, and any other lien or assessment of any Governmental Authority, whether or not allowable, recorded or contingent.

“Environment” or “Environmental” means matters relating to surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Law(s)” means any Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; the Clean Water Act; the Toxic Substances Control Act; the Clean Air Act; the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide and Rodenticide Act; and the Federal Food, Drug and Cosmetic Act; and the state or local equivalents of these laws.

“Environmental Permits” means all Permits and identification numbers required under any applicable Environmental Law.

“Equipment” means all containers and other pieces of equipment used or for use in the Business and owned or leased by Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning specified in Section 2.2.

“FCC” means the United States Federal Communications Commission.

“Financial Statements” and “Financial Statement Date” have the meanings specified in Section 6.5.

“FTC” means the United States Federal Trade Commission.

“Governmental Authority” means the FTC or the DOJ or any other United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Handled” means owned, leased, had an interest in, collected, generated, transported, stored, handled, recycled, reclaimed, processed, disposed of, or contracted for the disposal of.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Materials” means: (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas; or (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous materials,” “hazardous wastes,” “hazardous substances,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “toxic pollutants,” “contaminants,” “pollutants,” “infectious wastes,” “medical wastes,” “radioactive wastes,” “sewage sludges” or words of similar import under any applicable Law.

“include” or “including” has the meaning specified in Section 17.9.

“Indemnified Party” means a party seeking indemnification pursuant to Article 13.

“Indemnifying Party” means a party from whom indemnification is sought pursuant to Article 13.

“Initial Payment” shall have the meaning set forth in Section 3.1.

“Intellectual Property Rights” means all the right, title and interest of Seller and the Shareholders in, to and under all trademarks, trade names, service marks, copyrights, patents, inventions, designs, industrial designs, trade secrets, royalties, secret processes, formulae, and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto).

“Inventory” means all parts, tires, supplies and accessories of every kind, nature and description used or for use in the Business and owned by Seller on the Closing Date.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of common law, including any Environmental Law.

“Leased Real Property” means all of Seller’s leasehold interest in and to the real property leased by Seller, as tenant, and improvements thereon that are the subject of any Real Estate Lease.

“Leasehold Premises” is the office space leased by Buyer pursuant to its Real Estate Lease.

“Liabilities” means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any Law (including any Environmental Law) or Action and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Losses” means Liabilities, claims, damages, Actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys’ fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Assets or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects thereon: (i) is or could reasonably be expected to be materially adverse to the Assets or to the business, financial condition, assets or Liabilities (including contingent Liabilities), customer or supplier relationships, prospects, value, results of operations or the condition (financial or otherwise) of the Business; or (ii) could reasonably be expected to materially adversely affect the ability of Buyer to use the Assets or operate the Business in the manner in which they are currently used or operated by Seller.

“Noncompetition Agreement” has the meaning specified in Section 4.2.5.

“Office Equipment” means all pieces of office equipment and furniture used or for use in the Business and owned or leased by Seller.

“Owned Real Property” means the real property owned by Seller, including all credits, buildings, fixtures, personalty and improvements located thereon, easements, interests, rights, tenements, hereditaments, and appurtenances held by Seller that in any way benefit the Land or the improvements thereon or related to the Business, all mineral, water, and irrigation rights, and Seller’s interests in any roadway adjoining the Land and any rights or interests that may accrue to the benefit of Seller or the Land as a result of the abandonment thereof.

“Permits” means all permits, licenses, franchises, consents and approvals of every kind necessary to operate the Business.

“Permitted Encumbrances” means the following: (a) zoning ordinances and regulations that do not, in Buyer’s sole judgment, adversely affect Buyer’s use of the Owned Real Property for its current uses after the Closing; (b) real estate Taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; and (c) easements, Encumbrances, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Buyer before the Closing Date.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

“Plan” means: (i) any employee benefit plan, employee welfare benefit plan, employee benefit pension plan, multi-employer plan or multiple-employer welfare arrangement (within the meaning of Section 3 of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, dental or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, “golden parachute” or other contracts or agreements, formal or informal, legally binding or not, with respect to which Seller is a party, with respect to which Seller has or could have any obligation (whether primary or secondary) or which are maintained, contributed to or sponsored by Seller or any member of its controlled group of organizations within the meaning of Section 414 of the Code for the benefit of any current or former employee, officer or director of Seller; and (ii) each employee benefit plan for which Seller could incur Liability under Section 4069 of ERISA if such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which Seller remains secondarily liable under Section 4204 of ERISA.

“Purchase Price” has the meaning specified in Section 3.1.

“Real Estate Lease(s)” means all leases and subleases for Leased Real Property.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing or otherwise releasing into, upon or under any land, water or air or otherwise entering into the Environment.

“Restrictive Agreements” mean any noncompetition or nonsolicitation agreements related to the Business, regardless of whether such agreements restrict or benefit Seller or the Business.

“Restrictive Covenants” means the covenants set forth in Article 15.

“Revenue Shortfall” has the meaning specified in Section 6.19.

“Seller” has the meaning specified in the introductory paragraph of the Agreement.

“Seller Debt” means all indebtedness and other Liabilities of Seller for borrowed money, including the current and long-term portions of bank debt, mortgages, shareholder loans or notes payable, other notes or loans payable, any amounts due to Buyer or its Affiliates, and remaining payments on capitalized and non-capitalized leases. “Seller Debt” includes any and all amounts necessary to retire such indebtedness and Liabilities, including principal or scheduled payments, interest or finance charges, and other fees or payments necessary to retire the indebtedness at closing.

“Shareholders” has the meaning specified in the introductory paragraph of the Agreement.

“Systems” means all manual and automated computer, billing and accounting systems and components thereof, including all transferable software and transferable programs used or for use in the Business.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

“Third Party Claim” means any claim by a third party that may give rise to a claim for indemnification against any Indemnifying Party.

“to the best of Seller’s knowledge” has the meaning specified in Article 6.

“Transactions” means the transactions contemplated by this Agreement.

EXHIBIT B

ALLOCATION OF PURCHASE PRICE

B-1

EXHIBIT C

GENERAL CONVEYANCE, ASSIGNMENT AND BILL OF SALE

Effective as of ________, ________________, a(n) ________ ________ (“Grantor”), for good and valuable consideration and pursuant to that Purchase and Sale of Assets Agreement dated as of ________ (the “Purchase Agreement”), among Market & Research Corp., (“Grantee”), Grantor, and _____________, the sole shareholders of Grantor, hereby sells, assigns, transfers, conveys and delivers to Grantee all of Grantor’s right, title and interest in all of the Assets (except for the Excluded Assets).

TO HAVE AND TO HOLD all such Assets unto Grantee and its successors and assigns to and for its or their use forever.

Grantor shall execute and deliver, at the request of Grantee, such further instruments of transfer, and shall take or cause to be taken such other or further actions, as shall reasonably be requested for purposes of carrying out the Transactions.

This General Conveyance, Assignment and Bill of Sale is delivered pursuant to Section 4.2.1 of the Purchase Agreement and shall be construed consistently with the Purchase Agreement. Capitalized terms used in this instrument shall have the meanings given them in the Purchase Agreement.

IN WITNESS WHEREOF, Grantor has executed and delivered this General Conveyance, Assignment and Bill of Sale effective as of the date first above written.

Grantor:

By:
Name:
Its:

C-1

EXHIBIT D

SELLER’S SECRETARY’S CERTIFICATE

The undersigned, being the duly elected, qualified and acting Secretary of ____________________, a ________ corporation (the “Corporation”), certifies that:

1. Attached as Exhibit A is a true and correct copy of resolutions adopted by the Corporation and its shareholders relating to the Purchase and Sale of Assets Agreement (the “Agreement”) among the Corporation, the Corporation’s shareholders, and ____________________, a ________ ________, and the transactions contemplated thereby. Such resolutions have not been amended or rescinded, and are in full force and effect on the date of this Certificate.

2. The persons whose names and signatures appear below are duly authorized by the Corporation to execute all documents and agreements contemplated by the Agreement, and the signatures set forth opposite each person’s name is such person’s own genuine signature:

Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ___ day of ________, ____.

, Secretary

EXHIBIT A

___________________________, INC.

UNANIMOUS WRITTEN CONSENT IN LIEU OF A MEETING
OF THE BOARD OF DIRECTORS AND SHAREHOLDERS

Pursuant to §§ ________ [insert sections relating to unanimous written consent of board and shareholders under applicable state corporate law] of the ___________________ [insert name of applicable state corporate law], the undersigned, being all of the members of the Board of Directors (the “Board”) and all of the shareholders (the “Shareholders”) of ____________________, a ________ corporation (the “Corporation”), adopt by this unanimous written consent the following resolutions with the same force and effect as if they were unanimously adopted at a duly convened meeting of the Board and a duly convened meeting of the Shareholders:

I. RECITALS

WHEREAS, the Corporation desires to sell certain of its assets pursuant to the Purchase and Sale of Assets Agreement (the “Agreement”) among the Corporation, ______________, a ________ ________, and the Shareholders; and

WHEREAS, the Corporation, through its Board and Shareholders, desires to approve, authorize and direct certain actions to be taken relating to the Agreement and the transactions contemplated thereby.

II. APPROVAL OF AGREEMENT

NOW, THEREFORE, BE IT RESOLVED, that the Board adopts and approves, and recommends to the Shareholders the adoption and approval of, the transactions contemplated by the Agreement and the terms and provisions of the Agreement in the form presented to the Board, believing that the terms thereof are fair to and in the best interest of the Corporation and the Shareholders; and

FURTHER RESOLVED, that the Shareholders adopt and approve the transactions contemplated by the Agreement and the terms and provisions of the Agreement in the form presented to the Shareholders, believing that the terms thereof are fair to and in the best interest of the Corporation and the Shareholders; and

FURTHER RESOLVED, that the President, any Vice President, and the Secretary of the Corporation, and each of them acting alone (each an “Authorized Officer”), are authorized and directed to execute and deliver in the name and on behalf of the Corporation, and to cause the Corporation to perform its obligations under, the Agreement and such other agreements and documents as are contemplated thereby, with such changes therein and additions thereto as any Authorized Officer may approve or deem to be necessary, appropriate or advisable, the execution thereof by such officer to be conclusive evidence of the approval by him or her of such changes and additions, and to perform all other acts that may be necessary in connection therewith.

III. MISCELLANEOUS MATTERS

NOW, THEREFORE, BE IT RESOLVED, that all actions previously taken on behalf of the Corporation by any officer or director of the Corporation in connection with any of the foregoing matters are ratified and confirmed in all particulars as the acts of the Corporation; and

FURTHER RESOLVED, that the Board and Shareholders unanimously adopt and approve any and all additional resolutions necessary or desirable to implement and effect the transactions contemplated by the Agreement or by the foregoing resolutions, such resolutions to be in a form and content prepared and filed by any Authorized Officer with these resolutions; and

FURTHER RESOLVED, that the Authorized Officers, and each of them acting alone, are authorized and directed, in the name and on behalf of the Corporation, to take all actions, including seeking all requisite consents and approvals, if any, from third parties or under applicable law, that any of them considers necessary, appropriate or advisable to effectuate each of the foregoing resolutions and to carry out the purposes thereof or otherwise to effectuate any transactions contemplated by the Agreement, the taking of any such action or the execution of any such agreement, instrument or document by such officer conclusively to evidence the due authorization thereof by the Corporation; and

FURTHER RESOLVED, that the Authorized Officers, and each of them acting alone, are authorized and directed, in the name and on behalf of the Corporation, to take or cause to be taken any and all further actions and to execute and deliver, or cause to be executed and delivered, all such further agreements and such further documents, certificates, applications, notices, and undertakings, and to incur all such fees and expenses, as in their judgment shall be necessary, appropriate or advisable to carry into effect the purpose and intent of the foregoing resolutions; and

FURTHER RESOLVED, that these resolutions may be executed in counterparts; and

FURTHER RESOLVED, that in furtherance of the foregoing resolutions, the Corporation’s Secretary or Assistant Secretary is authorized to join in the execution of, attest to and/or affix the Corporation’s seal to, any document, agreement, certificate or instrument executed by any Authorized Officer.

Dated ________, ____.

DIRECTORS:	SHAREHOLDERS:

EXHIBIT E

FORM OF OPINION OF SELLER’S/SHAREHOLDERS’ COUNSEL

Market & Research Corp.

Re:	Acquisition of Assets of Precision Opinion, Inc. (“Seller”), by Market & Research Corp (“Buyer”)

Ladies and Gentlemen:

We have acted as counsel to Seller in connection with the Transactions, as set forth in the Purchase and Sale of Assets Agreement among Buyer, Seller and the Shareholders executed as of ________ (the “Agreement”). You have requested our opinion with respect to the matters set forth herein pursuant to Section 4.2.4 of the Agreement. As used herein, the term “Agreement” means the Agreement and all exhibits and schedules thereto. Unless otherwise defined herein or unless the context otherwise requires, all capitalized terms used herein shall have the meanings set forth in the Agreement.

For purposes of this opinion, we have examined such questions of law and fact as we have deemed necessary or appropriate and have examined originals, certified copies or copies otherwise identified as true copies of the following:

(a) The Agreement;

(b) The Articles of Incorporation and the Bylaws of Seller;

(c) A Certificate of Good Standing with respect to Seller from the _______________ dated ________; and

(d) Certified resolutions of the Board of Directors and Shareholders of Seller adopted on ________.

[Also list other documents, if any, reviewed.]

In addition, we have examined such other records, agreements, documents and other instruments of Seller and the Shareholders and such certificates or comparable documents of public officials and of officers and representatives of Seller and the Shareholders as we deemed necessary or appropriate for purposes of rendering the opinions set forth below. As to the various questions of fact material to our opinions, we have relied upon the representations and warranties of Seller and the Shareholders contained in the Agreement and in various officer’s certificates, and other representations, warranties and statements made by representatives of Seller and the Shareholders, all of which representations, warranties and statements we have assumed to be true and correct in all respects as of the date hereof.

We have further assumed: (i) the genuineness and authenticity of all documents examined by us and all signatures thereon not witnessed by us and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and acceptance of the Agreement and all documents, contracts, agreements, certificates and other materials (collectively, the “Agreements”) in connection with the Transactions have been duly authorized by all action, corporate or otherwise, necessary by the parties to those Agreements other than Seller and the Shareholders (those other parties collectively referred to as the “Other Parties”); (iii) the legal capacity of all natural persons executing the Agreements; (iv) that the Other Parties have obtained all necessary consents, authorizations, approvals, permits or certificates (governmental and otherwise) which are required as a condition to the execution and delivery of the Agreements by the Other Parties and to the consummation by the Other Parties of the Transactions; (v) that the Agreements constitute legal, valid and binding obligations of the Other Parties under the laws of all applicable jurisdictions; (vi) that the Agreements accurately describe and contain the mutual understanding of the parties, and that there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms thereof; (vii) that the Other Parties will act in a commercially reasonable manner and in accordance with all legal requirements in enforcing their rights under the Agreements; (viii) that the laws of the State of Nevada chosen by the parties to govern the Agreement will govern such agreement and that the result of the application of Nevada law will not be contrary to a fundamental policy of the law of any other state with which the parties may have contact in connection with the transactions contemplated thereby; and (ix) that the laws of the State of Nevada are identical in all respects to the laws of the State of ________. Except with respect to item (ix) above, we are not aware of any matter that would make us believe that any of the assumptions set forth above is invalid.

We are qualified to practice law in the State of Nevada. We express no opinion as to, and for the purposes of the opinions set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of Nevada and the federal laws of the United States. With respect to such laws, our opinions are as to what the law is or, in circumstances where the status of the law is unclear, what the law might reasonably be expected to be as of the date hereof. This opinion is rendered as of the date hereof, and we undertake no obligation to update this opinion should this opinion no longer remain accurate by change in factual circumstances, law, judicial decision or otherwise.

Based on the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that, except as disclosed in the Disclosure Schedules:

1. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Seller has the corporate power and authority to own, operate or lease the properties and assets it now owns or operates and to carry on the Business as it is conducted as of the date hereof.

2. Seller has the corporate power and authority to execute and deliver the Agreement and to consummate the Transactions.

3. The execution and delivery of the Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate and shareholder action on the part of Seller. The Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect relating to the enforcement of creditors’ rights, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4. The Agreement has been duly and validly executed and delivered by each Shareholder and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect relating to the enforcement of creditors’ rights, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5. The execution, delivery and performance of the Agreement and the consummation of the Transactions by Seller and the Shareholders do not and will not:

(a) conflict with or result in a breach or violation of Seller’s Articles of Incorporation or Bylaws;

(b) to our knowledge, conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time would become a default) under, require any consent or approval under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which Seller or any Shareholder is a party or by which any of their respective assets or properties are bound or affected;

(c) to our knowledge, require any consent, approval, authorization, waiver, clearance or other order of, action by, filing with or notification to, any Governmental Authority; or

(d) to our knowledge, result in the creation or imposition of any Encumbrance on any of the Assets pursuant to: (i) any Law to which Seller or any Shareholder or any of their respective properties are subject; (ii) any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which Seller or any Shareholder is a party or by which any of its assets or properties are bound or affected; or (iii) otherwise.

6. To our knowledge, there are no Actions by or against Seller or any Shareholder (or by or against any affiliate thereof and relating to the Business), or affecting any of the Assets, pending or threatened.

7. The instruments delivered by Seller to Buyer at the Closing conveying the Assets to Buyer are in form sufficient to transfer title to the Assets to Buyer.

We are expressing no opinion as to any matter other than those expressly set forth in the numbered paragraphs above.

This opinion is being furnished only to you and is solely for your benefit. Except with our prior written consent, this opinion may not be relied upon by, filed with or furnished to, quoted in any manner to, or delivered to, any person or entity or referred to in any financial statement, report or related document.

Very truly yours,

EXHIBIT F

COVENANT NOT TO COMPETE AGREEMENT1

THIS COVENANT NOT TO COMPETE AGREEMENT (the “Agreement”) is made and entered into as of ________, by and among _______________, a ________ ________ (the “Company”); __________ and _________ (“Shareholders”); and _______________, a ________ ________ (“Buyer”).

RECITALS

A. The Company, Shareholders and Buyer are parties to that certain Purchase and Sale of Assets Agreement, dated ________, ____ (the “Purchase Agreement”), which provides for the sale of certain of the assets used in the market research and opinion polling business conducted by the Company (the “Business”) based Las Vegas, Nevada and providing services to customers throughout the United States of America (the “Service Area”).

B. To induce Buyer to enter into the Purchase Agreement, the Company and Shareholders (“Sellers”) have agreed to forego certain rights to compete with Buyer and its affiliates (“Affiliates”), on the terms and subject to the conditions set forth in this Agreement.

ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Noncompete Definitions. For purposes of this Agreement, the terms listed below shall have the following meanings:

(a) “Area” means the Service Area of the Business.

(b) “Customers” means individuals, partnerships, firms, corporations, limited liability companies, associations, trusts, unincorporated organizations, governmental entities or other entities (“Persons”) (i) to which any Seller has provided waste services or (ii) that any Seller has solicited with respect to the provision of waste services.

(c) “Time Period” means the period beginning as of the date of this Agreement and ending five years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending four years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending three years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending two years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean the period beginning as of the date of this Agreement and ending one year thereafter, or such other period as the court shall determine to be reasonable. The Time Period shall be extended by the number of days in any period in which any of Sellers is deemed to be in default or breach of this Agreement.

1 This form will be used for all parties to noncompetition agreements.

2. Payment. As full consideration for Sellers entering into this Agreement, Buyer shall pay to Sellers concurrently with the execution of this Agreement, as part of the Purchase Price under the Purchase Agreement, the aggregate sum of $______, which sum shall be allocated among Sellers as Sellers agree; provided, however, that Sellers shall allocate such sum in a manner such that each receives good and valuable consideration for entering into this Agreement.

3. Covenants. Sellers jointly and severally covenant and agree that, during the Time Period, they shall not, directly or indirectly, individually or as a stockholder, partner, member, financier, agent, employee, representative or consultant for or otherwise on behalf of or in conjunction with any Person:

(a) Noncompetition. Engage or have any interest, direct or indirect, in any business in competition with the Business, as the Business is constituted at the Closing Date (whether or not the Business is subsequently carried on by Buyer, its Affiliates or by any successor or subsequent purchaser of the Business), within the Area; provided, however, that this shall not preclude any Seller from owning less than 1% of the securities of any publicly traded entity;

(b) Nonsolicitation of Customers. Solicit or assist in the solicitation of any Customers in the Area for any business of a nature that directly or indirectly competes with the Business; or

(c) Nonsolicitation of Employees. Hire, employ, solicit, or otherwise encourage or entice to leave their employment with Buyer or its Affiliates, any of Buyer’s or its Affiliates’ employees.

4. Enforceability. Sellers jointly and severally represent and warrant to and covenant with Buyer as follows:

(a) The covenants in this Agreement are reasonably necessary for the protection of the interests of Buyer and its Affiliates, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Sellers.

(b) If any Seller breaches any covenants set forth in this Agreement, such breach would cause irreparable harm to Buyer and its Affiliates and, in the event of such breach, Buyer and its Affiliates shall be entitled, in addition to monetary damages and to any other remedies available to Buyer and its Affiliates under this Agreement and at law, to equitable relief, including injunctive relief, and the payment by Sellers of all costs incurred by Buyer and its Affiliates in enforcing the provisions of this Agreement, including reasonable attorneys’ fees.

(c) Notwithstanding subsection (a), should any court of competent jurisdiction determine that any covenants in this Agreement are unreasonable as to duration, scope, or territory, the covenants shall be enforceable as provided in this Agreement with respect to the maximum duration, scope and territory as the court determines to be reasonable.

5. Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties under it may not be assigned (except by operation of law and except that they may be assigned by Buyer to an affiliate of Buyer or to any successor of Buyer to the Business without the consent of Sellers) and shall be binding upon and shall inure to the benefit of the parties. In addition, this Agreement shall inure to the benefit of Buyer’s Affiliates. This Agreement constitutes a valid and binding agreement of the parties enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by each party.

6. Entire Agreement. This Agreement is the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind.

7. Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

8. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier, or by delivering the same in person to such party, addressed as follows:

(a)	If to Sellers, addressed to them at:

(b)	If to Buyer, addressed to it at:

Attn:

with a copy to:

and a copy to:

Fennemore Craig, P.C.
Attn:

Notice shall be deemed given and effective the day personally delivered, the day sent by overnight courier, subject to signature verification, and the day of deposit in the U.S. mail of a writing addressed and sent as provided above. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

10. Jurisdiction; Venue; Forum; Waiver of Jury Trial. Any legal action arising under or in connection with this Agreement or any other instrument, document or agreement executed or delivered in connection with this Agreement, or in any way connected with or related or incidental to the dealings of the parties with respect to this Agreement or such other instrument, document or agreement or the Transactions (“Dispute”) shall be brought exclusively in the Clark County, Nevada District Court or in the United States District Court for the Southern District of Nevada. By execution and delivery of this Agreement, with respect to Disputes each of the parties knowingly, voluntarily and irrevocably: (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the Dispute in such jurisdiction; (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Nevada; (d) waives any right to trial by jury; (e) agrees that any such Dispute shall be decided by court trial without a jury; and (f) agrees that any party to this Agreement may file an original counterpart or a copy of this Section 10 with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Section 10.

11. No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later. No waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.

12. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13. Construction. The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in the negotiation and drafting of this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The word “include” or “including” means include or including, without limitation.

14. Attorneys’ Fees. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

15. Review by Counsel. Sellers acknowledge and agree that they have had the opportunity to review this Agreement with legal counsel of their choosing.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Company:

By:
Name:
Title:

Shareholders:

Buyer:

By:
Name:
Title:

EXHIBIT G

SELLER’S AND THE SHAREHOLDERS’ CLOSING CERTIFICATE

The undersigned hereby certify, pursuant to Section 4.2.6 of the Purchase and Sale of Assets Agreement dated as of ________ (the “Agreement”), among _______________, a(n) ________ ________; ______________, a ________ ________ (“Seller”); and ________ and ________, the sole shareholders of Seller (the “Shareholders”) that:

(a) Seller and the Shareholders have performed in all material respects their agreements and covenants contained in the Agreement required to be performed at or before the Closing.

(b) The representations and warranties of Seller and the Shareholders set forth in the Agreement were and are true and correct (i) on and as of the date of the Agreement, and (ii) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

Capitalized terms used in this Certificate but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on this ___ day of ________, ____.

Seller:

By:
Name:
Title:

Shareholders:

G-1

EXHIBIT H

NON-FOREIGN AFFIDAVIT

STATE OF _____________ )
) ss.
COUNTY OF ___________ )

The undersigned, as _______________ of _______________, a(n) ________________ (“Transferor”), after being duly sworn upon his oath deposes and says that:

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For federal tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform ____________________ (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor, the undersigned hereby certifies on behalf of Transferor as follows:

1. Transferor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of §1445 and §7701 of the Internal Revenue Code and the treasury regulations promulgated thereunder;

2. Transferor is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

3. Transferor’s U.S. taxpayer identification number is: __________; and

4. Transferor’s business address is: ______________________________________.

Transferor understands that Transferee may disclose this certification to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury Transferor declares that it has examined this Affidavit and to the best of its knowledge and belief this certification is true, correct and complete. The undersigned agent declares that he or she has the authority to sign this document on behalf of Transferor.

___________________,
a(n) ________ ________

By:
Name:
Its:

H-1

STATE OF _____________)
) ss.
County of ______________ )

The foregoing instrument was acknowledged before me this ___ day of ____________, 2004, by_______________, the ___________________ of _____________________, a ________________, on behalf thereof.

Notary Public

My Commission Expires:

H-2

EXHIBIT I

BUYER’S CLOSING CERTIFICATE

The undersigned hereby certifies, pursuant to Section 4.3.2 of the Purchase and Sale of Assets Agreement dated as of ________ (the “Agreement”), among _______________, a(n) ________ ________ (“Buyer”); ______________, a ________ ________; and ________ and ________, the sole shareholders of Seller that:

(a) Buyer has performed in all material respects its agreements and covenants contained in the Agreement required to be performed at or before the Closing.

(b) The representations and warranties of Buyer set forth in the Agreement were and are true and correct (i) on and as of the date of the Agreement, and (ii) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

Capitalized terms used in this Certificate but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this ___ day of ________, ____.

Buyer:

By:
Name:
Title:

J-1

Schedule 2.1.1—Permits

Describe all Environmental Permits, FCC licenses (e.g., FCC radio licenses or call signs) and Permits (including the type of Permit, issuing agency, Permit number, expiration date and any special terms) necessary to operate the Business.

Schedule 2.1.2—Equipment

Describe all equipment used or for use in the Business and owned or leased by Seller.

Schedule 2.1.4—Customer Contracts

List all contractual rights of Seller with Seller’s customers (whether oral or in writing) relating to the operation of the Business, including all service agreements, customer accounts and routes (the “Customer Contracts”), and, if any, all collective bargaining agreements with any union and all employment agreements entered into by Seller (the “Employee Contracts”). Attach a true and complete copy of all Customer Contracts and Employee Contracts.

Schedule 2.1.8—Office Equipment

Describe all office equipment and furniture used or for use in the Business and owned or leased by Seller.

Schedule 2.1.9—Systems

Describe all manual and automated computer, billing and accounting systems and components thereof, including all transferable software and transferable programs used or for use in the Business.

Schedule 3.5—Accounts Receivable

List the Accounts Receivable as of the Closing Date, including an aging of all accounts and notes receivable showing amounts due in 30-day aging categories.

Schedule 6.3(c)—Consents and Defaults

Describe if the execution, delivery and performance of this Agreement by Seller and the Shareholders and the consummation of the transactions contemplated by it conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any Consent under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Assets or the properties of Seller pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which Seller or any Shareholder is a party or by which any of the Assets are bound or affected.

Schedule 6.4—Governmental Consents

Describe if the execution, delivery and performance of this Agreement by Seller and the Shareholders require any Consent or action by, filing with or notification to, any Governmental Authority (other than Hart-Scott-Rodino Act approval).

Schedule 6.5—Financial Statements

Attach complete and accurate copies of the balance sheets of Seller at ______ and the related statements of income and retained earnings and cash flows of Seller for the years then ended, together with all related notes and schedules thereto, and of the unaudited balance sheet of Seller dated _____________ and the related statements of income and retained earnings and cash flows of Seller for the ______ months then ended, together with all related notes and schedules thereto.

Schedule 6.7.1—Intellectual Property Rights

Set forth: (a) all Intellectual Property Rights and all pending registrations and applications therefor, owned by, used by or licensed to Seller or in which Seller has any interest, indicating which are owned and which are licensed; (b) all contracts, agreements or other arrangements under which Seller has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights; and (c) all names, assumed or otherwise, under which Seller has ever conducted the Business.

Schedule 6.8.2—Tangible Personal Property Leases

Indicate any lease agreements with respect to Assets constituting tangible personal property and attach copies of the same.

Schedule 6.9.3—Consents

Set forth all Consents of any customer, third party or Governmental Authority required for any Customer Contract or other contract or agreement to be acquired by or assigned to Buyer under this Agreement.

Schedule 6.10—Insurance and Workers’ Compensation

Attach complete and accurate copies as of the date of the Agreement of all insurance policies carried by Seller, an accurate list of all insurance loss runs and workers’ compensation claims in Seller’s possession for up to the past three policy years, and a complete and accurate copy of Seller’s most recent filing with the state agency responsible for administering, handling or overseeing unemployment claims.

Schedule 6.11—Employees

Attach a complete and accurate list of all employees of Seller, their date of hire and their rate of compensation as of the date of the Agreement (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively).

Identify each of Seller’s employees who is not an employee at will or who will not be terminated by Seller on the Closing Date.

Schedule 6.13—Governmental Orders

Identify each Governmental Order applicable to Seller, the Assets or the Business.

Schedule 6.14—W-9 Forms

Attached are completed W-9 Forms for Seller and each party to a Noncompetition Agreement.

Schedule 6.15—Litigation

Set forth any Action pending or, to the best of Seller’s knowledge, threatened, against Seller or the Shareholders relating to the Assets or the Business, at law or in equity, before any Governmental Authority or private authority.

List all instances where Seller or the Shareholders are the plaintiff, or complaining or moving party, in any way related to the Assets or the Business.

Schedule 6.16—Price Redetermination Contracts

Set forth any governmental contracts to which Seller is a party which are related to the Assets or the Business and which are subject to price redetermination or renegotiation.

Schedule 6.17—Ordinary Course of Business

Describe all instances since the Financial Statement Date (except for the execution and delivery of the Agreement) in which the Business has not been conducted in all material respects in the ordinary course and consistent with past practice. In addition, list any of the following that have occurred since such date:

(1) work interruption, labor grievance or unfair labor practice claim filed;

(2) sale or transfer of, or any agreement to sell or transfer, any of the Assets or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets, or requiring Consent of any party to the transfer and assignment of any of the Assets;

(3) waiver of any material rights or claims of Seller related to the Assets;

(4) material breach, amendment or termination of any Customer Contract;

(5) transaction by Seller outside the ordinary course of its business and related to the Assets or the Business;

(6) increase in the compensation of any employee of Seller;

(7) any other material occurrence, event, incident, action or failure to act outside the ordinary course of business of Seller; or

(8) any action by Seller, the Shareholders, or any employee, officer or agent of Seller or the Shareholders committing to do any of the foregoing.

Schedule 6.18.1—Permits Requiring Consents

Identify all Permits that will require the Consent of any Governmental Authority to consummate the Transactions.

Schedule 6.18.2—Environmental

Disclose if Seller has ever owned, leased, had an interest in, collected, generated, transported, stored, handled, recycled, reclaimed, processed, disposed of, or contracted for the disposal of any of the following (“Hazardous Materials”): (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas; (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous materials,” “hazardous wastes,” “hazardous substances,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “toxic pollutants,” “contaminants,” “pollutants,” “infectious wastes,” “medical wastes,” “radioactive wastes,” “sewage sludges” or words of similar import under any applicable Environmental Law.

Disclose if there has been any disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing or otherwise releasing into, upon or under any land, water or air or otherwise entering into the Environment by Seller of any Hazardous Materials.

Disclose if any portion of the Land or any other real property now or in the past owned, leased or used by Seller is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any other similar list maintained by any Governmental Authority, or if Seller or any Shareholder: (a) is listed as a potentially responsible party with respect to the Assets or as a result of the operation of the Assets under any Environmental Law or other applicable Law; (b) has received a notice of such listing; or (c) has knowledge of any facts or circumstances which could give rise to such a listing.

Schedule 6.21—Restrictive Agreements

Set forth all noncompetition or nonsolicitation agreements related to the Business, regardless of whether such agreements restrict or benefit Seller or the Business, and attach complete and accurate copies of the same.

Schedule 6.22.2—Leased Real Property

Provide a complete and accurate street address and legal description of all Leased Real Property and attach copies of all Leases.

Schedule 6.24—Title to and Sufficiency of Assets

Disclose any instance in which Seller does not have good and marketable title to any of the Assets, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in any of such Assets, free and clear of all Encumbrances other than Permitted Encumbrances.